AMENDMENT 1

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of March 4, 2024 (the “Effective Date”)

Term	Means
“Existing Agreement”	The Restated Distribution Agreement between the Distributor and the Trust dated April 16, 2018

“Distributor”	ALPS Portfolio Solutions Distributor, Inc.

“Trust”	The Select Sector SPDR Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Portfolio Solutions Distributor, Inc.		The Select Sector SPDR Trust

By:	/s/ Stephen Kyllo	By:	/s/ Ann Carpenter
Name:	Stephen Kyllo	Name:	Ann Carpenter
Title:	Managing Director	Title:	President

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	The first sentence of Sections 3(a) of the Existing Agreement shall be deleted in its entirety and replaced with the following:

“(a) The Trust grants to the Distributor the exclusive right to receive all orders for purchases and redemptions of Creation Units of each Fund from Participating Parties or DTC Participants which have executed a Participant Agreement (“Authorized Participants”) and to transmit such orders to the Trust in accordance with the Registration Statement and Prospectus; provided, however, that nothing herein shall affect or limit the right and ability of the Trust to accept Deposit Securities and related Cash Components through or outside the Clearing Process, and as provided in and in accordance with the Registration Statement and Prospectus.”

2.	Section 3(b)-Subsection (b) of the Existing Agreement shall be deleted in its entirety and replaced with the following:

“(b) the Distributor shall generate and transmit confirmations of Creation Unit purchase order acceptances to the purchaser and confirmations of Creation Unit redemption order acceptances to the redeemer;”

2.	Section 3(c)(i) of the Existing Agreement shall be deleted in its entirety and replaced with the following:

“(c)(i) The Distributor agrees to use all reasonable efforts, consistent with its other business, to facilitate the purchase and redemption of Creation Units through Authorized Participants in accordance with the procedures set forth in the Prospectus and the Participant Agreement.”

4.	The first sentence of Section 5(b) shall be deleted in its entirety and replaced with the following:

“The Distributor will bear the following costs and expenses relating to the distribution of Creation Units of the Funds: (a) the costs of processing and maintaining records of creations and redemptions of Creation Units;”

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.